Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of GrafTech International Ltd. of our report dated March 2, 2010, except as to the subsequent event described in Note 14 which is as of May 21, 2010 relating to the consolidated financial statements of C/G Electrodes LLC and Subsidiary as of December 31, 2009 and 2008 and for the years then ended, which appears in GrafTech International Ltd.’s Current Report on Form 8-K dated November 30, 2010.

/s/ Alpern Rosenthal
Pittsburgh, Pennsylvania
November 30, 2010